Exhibit 14

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of stock of Wize Pharma, Inc.

EXECUTED this 27th day of November, 2017.

/s/ Abir Raveh
Rimon Gold Assets Ltd.

/s/ Abir Raveh
Abir Raveh